Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Wesbanco, Inc. (“Wesbanco”) and Premier Financial Corp. (“Premier Financial”), and has been prepared to illustrate the financial effect of the merger of Premier Financial with and into Wesbanco, which became effective on February 28, 2025 (the “Merger”). The following unaudited pro forma condensed combined statement of income combines the historical results of operations of Wesbanco and its subsidiaries and of Premier Financial and its subsidiaries, as an acquisition by Wesbanco of Premier Financial using the acquisition method of accounting (Accounting Standards Codification (ASC) 805 “Business Combinations”) and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Premier Financial will be recorded by Wesbanco at their respective fair values as of the date the Merger is completed. The pro forma financial information should be read in conjunction with Wesbanco’s Annual Report on Form 10-K for the fiscal years ended December 31, 2025 and 2024 and Premier Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated by reference herein.

The unaudited pro forma condensed combined statement of income set forth below assumes that the Merger was consummated on January 1, 2025 and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period presented.

This unaudited pro forma condensed combined statement of income reflects the Merger based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the Merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined statement of income included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of the period presented. This information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Premier Financial, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The adjustments included in this unaudited pro forma condensed statement of income do not reflect the benefits of the expected cost savings, expense efficiencies or any potential balance sheet restructuring, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined statement of income and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Wesbanco and its subsidiaries and of Premier Financial and its subsidiaries. Such information and notes thereto are incorporated by reference herein.

Wesbanco, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2025

	Wesbanco, Inc.	Premier Financial Corp. (1)	Transaction Adjustments (2)			Pro Forma Combined Wesbanco, Inc.
Interest Income
Loans, including fees	$1,097,203	$54,933	$11,096	(a	)	$1,163,232
Securities and other	174,737	7,103	1,187	(b	)	183,027

Total Interest Income	1,271,940	62,036	12,284			1,346,259
Interest Expense
Deposits	375,756	23,068	(231)	(c	)	398,593
Other borrowings	81,884	4,146	64	(d	)	86,094

Total Interest Expense	457,640	27,214	(167)			484,687

Net Interest Income	814,300	34,822	12,450			861,572
Provision for credit losses	77,242	—	—			77,242

Net Interest Income After
Provision for Credit Losses	737,058	34,822	12,450			784,330
Non-Interest Income	166,755	8,250	(850)	(e	)	174,155
Non-Interest Expense	624,575	29,668	2,956	(f	)	657,199

Income Before Income Taxes	279,238	13,404	8,644			301,286
Provision for income taxes	56,133	2,815	1,815	(g	)	60,763
Preferred stock dividends	20,541	—	—			20,541

Net Income Available to Common Shareholders	$202,564	$10,589	$6,829			$219,982

Earnings Per Share
Basic	$2.23	$0.30	—			$2.42
Diluted	$2.23	$0.29	—			$2.42
Average Shares Outstanding
Basic	90,896,991	35,892,588	(35,892,588)	(h	)	90,896,991
Diluted	91,034,094	36,025,353	(36,025,353)	(h	)	91,034,094

(1)	Reflects the period of January 1, 2025 through February 28, 2025.
(2)

See Note B to the notes to the unaudited pro forma condensed combined financial information, Purchase Accounting Adjustments, for additional information and cross-references to the pro forma adjustments.

See notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note A — Basis of Pro Forma Presentation

On July 25, 2024, Wesbanco entered into an agreement and plan of merger (the “Merger Agreement”) with Premier Financial. Under the terms of the Merger Agreement, each share of Premier Financial common stock that was outstanding immediately prior to the effectiveness of the Merger converted into the right to receive 0.80 shares of Wesbanco’s common stock upon effectiveness of the Merger. The receipt by Premier Financial shareholders of shares of Wesbanco common stock in exchange for their shares of Premier Financial common stock is anticipated to qualify as a tax-free exchange. The transaction, which was consummated on February 28, 2025, is valued at approximately $1.0 billion. This value is based on Wesbanco’s closing stock price on February 28, 2025 of $35.07.

The unaudited pro forma condensed combined statement of income, including per share data, are presented after giving effect to the Merger. The pro forma financial information assumes that the Merger was consummated on January 1, 2025 and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period presented.

The Merger was accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed was recorded as goodwill. The pro forma financial information includes estimated adjustments to record the assets and liabilities of Premier Financial at their respective fair values and represents management’s estimates based on available information at the acquisition date.

Note B — Purchase Accounting Adjustments

Estimated fair value adjustments included in the pro forma statement of income are based upon available information, and certain assumptions considered reasonable at the acquisition date. For purposes of this pro forma analysis, fair value adjustments, other than goodwill, are amortized/accreted on either a straight-line basis or under an accelerated method over their estimated average remaining lives. Estimated accretion and amortization on borrowings are based on estimated maturity by type of borrowing. When the actual amortization/accretion is recorded for periods following the closing of the Merger, the effective yield method will be used where appropriate. Tax expense related to the net fair value adjustments is calculated at the statutory 21% tax rate for federal income tax purposes.

Included in the pro forma adjustments are amortization of core deposit and trust customer list intangibles. The core deposit intangibles are separate from goodwill and amortized under an accelerated method over an estimated average remaining life of ten (10) years. The trust customer list intangibles are amortized over an estimated average remaining life of fifteen (15) years.

The following provides additional details about the methods and assumptions used to determine the pro forma adjustments in the unaudited proforma condensed combined statements of income. All adjustments are based on assumptions and/or valuations at the acquisition date.

(a)	Adjustment to record two months of loan discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

(b)	Adjustment to record two months of investment securities discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

(c)	Adjustment to record two months of discount accretion of the estimated fair value mark over the remaining contractual maturity of the underlying instruments stated term.

(d)	Adjustment to record two months of discount accretion of the estimated fair value mark over the remaining contractual maturity of the underlying instruments stated term.

(e)	Reduction in income due to the impact of lower interchange income on Premier Financial.

(f)	Adjustment for two months of amortization of the estimated core deposit intangible (CDI) and trust customer list over their average lives and remove Premier Financials’ existing amortization of CDI.

(g)	Adjustment to recognize the tax impact of pro forma transaction and financing related adjustments at 21%.

(h)	Adjustment to eliminate Premier Financial’s common shares already reflected in Wesbanco’s share balance.